SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                   FORM 8-A/A

                                (Amendment No. 3)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             JUSTIN INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

 Texas                                          75-0102185
(State of Incorporation                      (I.R.S. Employer
 or Organization)                            Identification No.)

2821 West Seventh Street, Fort Worth, Texas       76107
(Address of Principal Executive Offices)       (Zip Code)



If this form relates          If this form relates
to the registration           to the registration
of a class of securities      of a class of securities
pursuant to Section 12(b)     pursuant to Section 12(b)
of the Exchange Act and       of the Exchange Act and
is effective pursuant to      is effective pursuant to
General Instruction           General Instruction
A.(c), please check           A. (d), please check
the following box.  ?         the following box.  ?


Securities  Act registration statement file number to which this  form  relates:
N/A
               (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                        Name of Each Exchange
     Title of Each Class                on Which Each Class
     to be so Registered                is to be Registered

            None                             None

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

      On June 19, 2000, Justin Industries, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") between Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), J Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Berkshire (the "Purchaser"), and the Company, providing for transactions that will cause a change in control of the Company and ultimately lead to the Company becoming a wholly-owned subsidiary of Berkshire.

Prior to the execution and delivery of the Merger Agreement, on June 19, 2000, the Company amended its Rights Agreement dated as of October 6, 1989, as amended by Amendment No. 1 thereto dated October 4, 1990, as amended by Amendment No. 2 thereto dated October 6, 1999, between the Company and The Bank of New York (the "Rights Agreement") such that the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the Stockholders Agreement dated June 19, 2000, between Berkshire, the Purchaser and the stockholders named therein, would not result in (i) Berkshire, the Purchaser, or their respective affiliates and associates being an Acquiring Person, (ii) the occurrence of a Shares Acquisition Date, a Distribution Date, a "flip over" event under Section 13 of the Rights Agreement, or (iii) the Company having any obligation or the holders having any rights with respect to the common stock purchase rights (the "Rights") or the Rights Agreement, including, without limitation, the Rights becoming exercisable. For purposes hereof, the terms "Acquiring Person," "Shares Acquisition Date" and "Distribution Date" shall have the respective meanings ascribed thereto in the Rights Agreement. The term "flip over' event" shall mean any merger, sale, transfer or other transaction or event specified in
Section 13 of the Rights Agreement.

     The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by the amendment, which is filed as Exhibit No.
4.4 to this Form 8-A/A. Capitalized terms used without definition herein shall have the meanings assigned to them in the Rights Agreement.

Item 2.  Exhibits.

4.1 Rights Agreement, dated October 6, 1989, between Justin Industries, Inc. and Team Bank, as Rights Agent (incorporated by reference to Registration Statement on Form 8-A dated October 10, 1989) (previously filed).

4.2 Amendment No. 1 to Rights Agreement, dated October 4, 1990, between Justin Industries, Inc. and Ameritrust Texas, N.A., as successor Rights Agent to Team Bank (incorporated by reference to Amendment No. 1 on Form 8 to
     Registration Statement on Form 8-A dated October 4, 1990) (previously filed).

4.3 Amendment No. 2 to Rights Agreement, dated as of October 6, 1999 between Justin Industries, Inc. and The Bank of New York, as successor Rights Agent (incorporated by reference to Amendment No. 2 on Form 8 to Registration Statement on Form 8-A dated October 6, 1999) (previously filed).

4.4 Amendment No. 3 to Rights Agreement, dated as of June 19, 2000 between Justin Industries, Inc. and The Bank of New York, as Rights Agent (filed herewith).

                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                         JUSTIN INDUSTRIES, INC.


Date: June 20, 2000      By: /s/ Richard J. Savitz
                              Name:  Richard J. Savitz
                              Title: Senior Vice President
                                      and Chief Financial
                                      Officer



                                  EXHIBIT INDEX


Exhibit No.    Description
 4.1 Rights Agreement dated October 6, 1989, between Justin Industries, Inc. and Team Bank, as Rights Agent (incorporated by reference to Registration Statement on Form 8-A dated October 10, 1989) (previously filed).

 4.2 Amendment No. 1 to Rights Agreement, dated October 4, 1990, between Justin Industries, Inc. and Ameritrust Texas, N.A., as successor Rights Agent to Team Bank (incorporated by reference to Amendment No. 1 on Form 8 to Registration Statement on Form 8-A dated October 4,
          1990) (previously filed).

 4.3 Amendment No. 2 to Rights Agreement, dated as of October 6, 1999, between Justin Industries, Inc. and The Bank of New York, as successor Rights Agent (incorporated by reference to Amendment No. 2 on Form 8 to Registration Statement on Form 8-A dated October 6, 1999) (previously filed).

 4.4 Amendment No. 3 to Rights Agreement, dated as of June 19, 2000, between Justin Industries, Inc. and The Bank of New York as Rights Agent (filed herewith).